Exhibit 10.12
FIRST AMENDMENT TO LEASE
     THIS FIRST AMENDMENT TO LEASE (“First Amendment”) is dated for reference purposes as of May 1, 2008, by and between HINES REIT ONE WILSHIRE LP, a Delaware limited partnership (“Landlord”), and CRG WEST ONE WILSHIRE, L.L.C., a Delaware limited liability company (“Tenant”).
R E C I T A L S :
     A. Landlord and Tenant entered into that certain Lease dated as of August 1, 2007 (the “Lease”), pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain space (the “Existing Premises”) consisting of approximately 161,808 rentable square feet within that certain office building located at 624 S. Grand Avenue, Los Angeles, California (the “Building”), as more particularly described in the Lease.
     B. Landlord and Tenant now desire to amend the Lease to modify various terms and provisions of the Lease, all as hereinafter provided.
A G R E E M E N T :
     NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Capitalized Terms. Except as otherwise expressly provided herein to the contrary, all capitalized terms used in this First Amendment shall have the same meaning given such terms in the Lease.
     2. First Amendment Additional Conduits. During the applicable period (each, a “First Amendment Additional Conduits Term”) commencing on the applicable commencement date set forth in the following schedule and ending coterminously with the initial Lease Term for the Existing Premises (i.e., July 31, 2017) (without limiting Section 3(d) below or any other renewal/extension rights of Tenant), Tenant shall have the right, at Tenant’s sole cost, to install and, after installation, the exclusive right to use, the following four-inch (4”) conduits identified by the applicable defined terms and conduit numbers specified in the following schedule and connecting the applicable floors of the Building specified in the following schedule (collectively, the “First Amendment Additional Conduits”).

Defined Term for
Applicable First				Commencement
Amendment	Quantity of	Conduit	Connecting	Date of
Additional Conduits	Conduits	Numbers	Floors	Applicable Term
“4/7 Additional Conduits”	2	3000, 3001	4th and 7th	May 1, 2008
“2/4 Additional Conduits”	4	3002, 3003, 3004, 3005	2nd and 4th	July 1, 2008
“19/27 Additional Conduits”	2	3008, 3009	19th and 27th	July 14, 2008
The First Amendment Additional Conduits shall be installed by Tenant in accordance with Sections 6.9 and 8.1 of the Lease and in exact locations as shall be designated by Landlord. For purposes of the Lease, as hereby amended, the First Amendment Additional Conduits shall be deemed to be part of the Supplemental Equipment and the areas of the Building in which the First Amendment Additional Conduits are located shall be deemed to be part of the Supplemental Areas. Except as provided in Section 3 below, all of the TCCs of the Lease related to the Supplemental Equipment and Supplemental Areas shall apply with respect to the First Amendment Additional Conduits (including, without limitation, Tenant’s compliance with and satisfaction of the Special Use Conditions set forth in Section 2,1 of the Summary attached to the Lease, and Tenant’s compliance with the TCCs of Section 6.9 of the Lease). For purposes of Article 14 of the Original Lease, the First Amendment Additional Conduits shall be deemed part of the Conduits.
     3. First Amendment Additional Conduits Rent. Notwithstanding Section 2 above to the contrary, the first sentence of the second (2nd) paragraph of Section 6.9.10 of the Lease shall not apply with respect to the First Amendment Additional Conduits, it being agreed that, during the applicable First Amendment Additional Conduits Term, Tenant shall pay to Landlord rent (the “First Amendment Additional Conduits Rent”) for the right to use the First Amendment Additional Conduits (regardless of whether any such First Amendment Additional Conduits are actually used by Tenant) in accordance with the following schedules:

     (a) The First Amendment Additional Conduits Rent payable for the 4/7 Additional Conduits shall be as follows:

Period of	Annual	Monthly Installment
Additional Conduits	First Amendment	of First Amendment
Term	Additional Conduits Rent	Additional Conduits Rent
5/1/08-4/30/09	$24,000.00	$2,000.00
5/1/09-4/30/10	$24,720.00	$2,060.00
5/1/10-4/30/11	$25,461.60	$2,121.80
5/1/11-4/30/12	$26,225.40	$2,185.45
5/1/12-4/30/13	$27,012.12	$2,251.01
5/1/13-4/30/14	$27,822.48	$2,318.54
5/1/14-4/30/15	$28,657.20	$2,388.10
5/1/15-4/30/16	$29,516.88	$2,459.74
5/1/16-4/30/17	$30,402.36	$2,533.53
5/1/17-7/31/17	$31,314.48	$2,609.54
     (b) The First Amendment Additional Conduits Rent payable for the 2/4 Additional Conduits shall be as follows:

	Annual	Monthly Installment
Period of	First Amendment	of First Amendment
Additional Conduits Term	Additional Conduits Rent	Additional Conduits Rent
7/1/08-6/30/09	$24,000.00	$2,000.00
7/1/09-6/30/10	$24,720.00	$2,060.00
7/1/10-6/30/11	$25,461.60	$2,121.80
7/1/11-6/30/12	$26,225.40	$2,185.45
7/1/12-6/30/13	$27,012.12	$2,251.01
7/1/13-6/30/14	$27,822.48	$2,318.54
7/1/14-6/30/15	$28,657.20	$2,388.10
7/1/15-6/30/16	$29,516.88	$2,459.74
7/1/16-6/30/17	$30,402.36	$2,533.53
7/1/17-7/31/17	$31,314.48	$2,609.54
     (c) Tenant shall not be obligated to pay any rent for the 19/27 Additional Conduits during the initial First Amendment Additional Conduits Term therefor.

     (d) If Tenant exercises its option(s) to extend the Lease Term pursuant to Section 2.2 of the Lease, Tenant shall also have the right to extend any or all of the applicable First Amendment Additional Conduits Term(s) for the applicable First Amendment Additional Conduits to which such applicable First Amendment Additional Conduits Term(s) pertains, in which event the TCCs of Section 2.2 of the Lease shall apply with respect to such applicable First Amendment Additional Conduits for which the applicable extension option has been exercised, except that the First Amendment Additional Conduits Rent payable by Tenant for such applicable First Amendment Additional Conduits during the applicable Option Term therefor shall be equal to the following: (i) for the 19/27 Additional Conduits, $5,375.67 per month for each month during the first (1st) year of the first Option Term, which monthly amount shall thereafter be increased annually at a rate of (3%) per annum on a cumulative, compounded basis for each subsequent year of the first and any succeeding Option Term; and (ii) for the 4/7 Additional Conduits and 2/4 Additional Conduits, the product of (A) the monthly applicable First Amendment Additional Conduits Rent payable by Tenant for such applicable First Amendment Additional Conduits during the last month of the applicable initial First Amendment Additional Conduits Term therefor (or the preceding Option Term for such applicable First Amendment Additional Conduits, as the case may be), and (B) 1.03, which monthly amount shall thereafter be increased annually at a rate of three percent (3%) per annum on a cumulative, compounded basis. No other amounts shall be payable for the First Amendment Additional Conduits during the applicable Option Term(s). If Tenant does not exercise its option to extend hereunder for a particular First Amendment Additional Conduit(s), then for the applicable Option Term(s) for which the extension option hereunder has not been exercised, Tenant shall have no right to use such First Amendment Additional Conduit(s) (for which the extension option hereunder has not been exercised) and no obligation to pay any rent or other amounts for such First Amendment Additional Conduit(s). Notwithstanding anything to the contrary in the Lease, the parties acknowledge and agree that, although Tenant has extension options with respect to the First Amendment Additional Conduits hereunder, if the Lease Term for the Premises (or applicable Identified Portion, as defined in the Lease) is extended for an Option Term(s), Tenant’s rights with respect to all other Supplemental Space and Supplemental Equipment (and all other rights of Tenant under the Lease, as amended) shall be automatically extended for such Option Term(s).
     4. Additional Premises. Effective as of the Additional Premises Commencement Date (as defined below), the Existing Premises shall be expanded to include (and Tenant shall lease from Landlord, and Landlord shall lease to Tenant, coterminously with Tenant’s lease of the Existing Premises) additional space in the Building (collectively, the “Additional Premises”) consisting of approximately 314 rentable square feet of space, commonly known as Suites 805A and 805B, and depicted on Exhibit A attached hereto. As used herein, the “Additional Premises Commencement Date” shall mean July 1, 2008. From and after the Additional Premises Commencement Date, the term “Premises” where used in the Lease (as amended hereby) shall mean the Existing Premises and the Additional Premises collectively, such that the Premises shall consist of a total of approximately 162,122 rentable square feet. The Additional Premises shall be leased by Tenant in its “AS IS” condition on the Additional Premises Commencement Date, without obligation on Landlord’s part to construct or pay for any improvements or alterations to or for, or provide any improvement or refurbishment allowance for, the Additional Premises.

     5. Additional Premises Base Rent. The annual Base Rent payable by Tenant for the Additional Premises shall equal $20.00 per rentable square foot of the Additional Premises per annum, increased annually at the same times (i.e., on August 1, 2008 and each August 1st thereafter) and at the same rates (i.e., three percent (3%) cumulative and compounded annual increases) as applicable for the Existing Premises pursuant to Section 3.2 of the Lease, except that Tenant shall be obligated to commence payment of the Base Rent for the Additional Premises effective as of the Additional Premises Commencement Date. For clarification and ease of reference only, a summary of the Premises and the initial Base Rent payable for the Premises (inclusive of the Additional Premises) is set forth on Exhibit B attached hereto, which Exhibit shall, effective as of the Additional Premises Commencement Date, replace the schedule set forth in Section 13 of the Summary of the Lease. Base Rent is subject to change in accordance with the provisions of the Lease.
     6. Tenant’s Share. As a result of the addition of the Additional Premises to the Premises pursuant to Section 4 above, effective from and after the Additional Premises Commencement Date, “Tenant’s Share” under the Lease shall be increased to and equal 24.2201%.
     7. No Brokers. Landlord and Tenant hereby represent and warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment and that they know of no real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent.
     8. No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.
     9. Counterparts. This First Amendment may be executed in multiple counterparts, each of which is to be deemed original for all purposes, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

“LANDLORD”	HINES REIT ONE WILSHIRE LP, a Delaware limited partnership

	By:	Hines REIT One Wilshire GP LLC, a Delaware limited liability company

		By:	/s/ Kevin L. McMeans

		Name:	Kevin L. McMeans
		Its:	Asset Management Officer

“TENANT”	CRG WEST ONE WILSHIRE, L.L.C., a Delaware limited liability company

	By:	/s/ Neil Giles

	Name:	Neil Giles
	Its:	SVP

EXHIBIT “A”
ADDITIONAL PREMISES
EXHIBIT “A”

EXHIBIT “A”
ADDITIONAL PREMISES
EXHIBIT “A”

EXHIBIT “B”
BASE RENT AND PREMISES

		Monthly Base	Annual Base	Annual Base
Location	RSF	Rent	Rent per RSF	Rent
Premises Components (each of the following deemed a Component)
Suite 110	5,152	$8,586.67	$20.00	$103,040.00
Suite 130	715	$1,191.67	$20.00	$14,300.00
Suite 220	2,261	$3,768.33	$20.00	$45,220.00
Suites 805A and 805B	314	$523.33	$20.00	$6,280.00
Suite 901	7,186	$11,976.67	$20.00	$143,720.00
P-5	440	$440.00	$12.00	$5,280.00
P-2	568	$568.00	$12.00	$6,816.00
P-l	885	$885.00	$12.00	$10,620.00
Suite 830	94	$94.00	$12.00	$1,128.00
Suite 2860	287	$287.00	$12.00	$3,444.00
Suite 105	13,942	$81,328.33	$70.00	$975,940.00
Suite 240	2,128	$12,413.33	$70.00	$148,960.00
Suite 250	5,182	$30,228.33	$70.00	$362,740.00
Suite 700	7,485	$43,662.50	$70.00	$523,950.00
Suite 710	2,839	$16,560.83	$70.00	$198,730.00
Suite 805	5,640	$32,900.00	$70.00	$394,800.00
Suite 905	1,070	$6,241.67	$70.00	$74,900.00
Suite 1010	4,505	$26,279.17	$70.00	$315,350.00
EXHIBIT “B”

		Monthly Base	Annual Base	Annual Base
Location	RSF	Rent	Rent per RSF	Rent
Suite 1014	1,501	$8,755.83	$70.00	$105,070.00
Suite 1100	13,277	$77,449.17	$70.00	$929,390.00
Suite 1140	6,481	$37,805.83	$70.00	$453,670.00
Suite 1717	2,675	$15,604.17	$70.00	$187,250.00
Suite 1900	24,988	$145,763.33	$70.00	$1,749,160.00
Suite 2700	25,810	$150,558.33	$70.00	$1,806,700.00
Suite 2800	11,654	$67,981.67	$70.00	$815,780.00
Suite 3100	477	$2,782.50	$70.00	$33,390.00
Suite 823	2,206	$9,191.67	$50.00	$110,300.00
Suite 823B	338	$1,408.33	$50.00	$16,900.00
Suite 825	2,198	$9,158.33	$50.00	$109,900.00
Suite 900	3,810	$15,875.00	$50.00	$190,500.00
Suite 902	304	$1,266.67	$50.00	$15,200.00
Suite 930	842	$3,508.33	$50.00	$42,100.00
Suite 1130	2,512	$10,466.67	$50.00	$125,600.00
Suite 1220	1,656	$6,900.00	$50.00	$82,800.00
Suite 1221	700	$2,916.67	$50.00	$35,000.00
Total	162,122	$845,327.33	N/A	$10,143,928.00
EXHIBIT “B”